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                           REUNION INDUSTRIES, INC.

        REUNION INDUSTRIES ANNOUNCES SALE OF IRISH PLASTICS SUBSIDIARY
             AND REVISED AGREEMENT TO SELL WINE GRAPE OPERATIONS

FOR INFORMATION CONTACT:                                FOR IMMEDIATE RELEASE

John M. Froehlich
Chief Financial Officer
412-281-2111

     Pittsburgh, Pennsylvania, September 6, 2000 - Reunion Industries, Inc. (AMEX - RUN), announced today that it has completed the sale of its Plastics Group's Irish operations, Data Packaging, Ltd., to a subsidiary of Trend Technologies, Inc. The sale eliminated approximately $2 million of Data Packaging's debt and preferred stock obligations from Reunion's balance sheet, and the Company used the net cash proceeds of approximately $11 million to repay debt, including a portion of its senior secured and revolving credit borrowings with Bank of America. "This was an opportunity to sell the Irish operations at an attractive price, but Reunion expects to pursue growth opportunities in the plastics industry in the U.S. and other markets" said Kimball Bradley, Reunion's President.

     Reunion also announced that its agreement for the sale of substantially all of its wine grape agricultural operations and real estate in Napa County, California has been amended to provide that the closing will occur after completion of the 2000 harvest. In connection with this amendment, the purchaser has increased the amount of its nonrefundable escrow deposit. The sale is now expected to be completed by late October.

     Reunion's Metals Group, through its five manufacturing divisions, designs, manufactures and markets a broad range of metal fabricated and machined industrial parts and products, including seamless steel pressure vessels, fluid power cylinders, industrial cranes and structures for bridges, leaf springs and material handling systems. The Plastics Group manufactures high volume, precision plastics products and thermoset compounds and provides engineered plastics services.

     Reunion Industries is headquartered at 11 Stanwix Street, Suite 1400, Pittsburgh, Pennsylvania, 15222.

     This press release contains forward-looking statements as defined by
Section 21E of the Securities Act of 1934, as amended, concerning the Company's expectations about the completion of the sale of the agricultural operations, estimates and uses of proceeds and future investment plans, which are dependent on future events, including events beyond the control of the Company. Additional information on potential factors and risks that could affect the company's future operations are contained in the Company's reports and filings with the Securities and Exchange Commission.